Exhibit 5.2

To the Addressee

Luxembourg, [date]

PHH/DTO/MGRA– 003209-70046.43497982

Dear Addressee,

We have acted as legal advisors in the Grand Duchy of Luxembourg to the Company in connection with the proposed issuance of a maximum of approximately 70,932,665 contingent value rights to be issued by the Company pursuant to a Registration Statement on Form F-4, as part of the consideration for the acquisition of certain assets of Intelsat S.A., a société anonyme existing under the laws of the Grand Duchy of Luxembourg and all of the outstanding shares of Intelsat Holdings S.à.r.l., a société à responsabilité limitée existing under the laws of the Grand Duchy of Luxembourg, as contemplated by a share purchase agreement dated 30 April 2024 by and between the Company and Intelsat S.A., as it may be amended, supplemented or otherwise modified from time to time. In connection with the issuance of the contingent value rights, the Company will enter into the Contractual Document.

1.	In arriving at the opinions expressed in this Opinion, we have examined and relied exclusively on the Documents.

Capitalised terms used in this Opinion are defined in Appendix A unless a contrary indication appears in this Opinion.

A reference to a convention, law, rule or regulation in this Opinion is to be construed as a reference to such convention, law, rule or regulation as amended or re-enacted.

2.

This Opinion is limited to Luxembourg Law. We express no opinion with respect to any laws, rules or regulations other than Luxembourg Law. We express no opinion (a) on public international law or on the rules promulgated under any treaty or by any treaty organisation or on any accounting, criminal, data protection or tax laws, rules or regulations of any jurisdiction (including Luxembourg); or (b) with respect to the effect of any laws, rules or regulations other than Luxembourg Law even in cases where, under Luxembourg Law, a foreign law, rule or regulation should be applied, and we therefore assume that no provisions of any foreign laws, rules or regulations affect, qualify or have any bearing on this Opinion.

3.

We express no opinion as to whether any representations and warranties set out in the Contractual Document (other than representations and warranties as to matters of Luxembourg Law on which we express an opinion in this Opinion) are and will be true and accurate when made. We express no opinion on the rationale of the transactions contemplated by, referred to in, provided for or effected by the Documents. We have not investigated or verified the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any of the Documents, or verified that no material facts or provisions have been omitted from any of the Documents, except if any such matter is the subject of a specific opinion in this Opinion. We do not have detailed knowledge of the transactions contemplated by, referred to in, provided for or effected by the Documents or of any documents other than the Documents, even if referred to in the Documents.

4.	For the purposes of this Opinion we have assumed:

4.1.

the genuineness of all signatures, seals and stamps on all of the Documents; the completeness and conformity to originals of the Documents submitted to us as certified, photostatic, faxed, scanned or e-mailed copies; the conformity to the signed originals of the Contractual Document examined by us in draft or execution form only and that, to the extent made, any change or amendment of such draft or execution form does not affect, qualify or have any bearing on this Opinion;

4.2.

that the Contractual Document will be signed and entered into by each of the parties to the Contractual Document in the form examined by us and substantially in the form approved by the board of directors of the Company as reflected in the Resolutions;

4.3.

that, in respect of the Contractual Document and each of the transactions contemplated by, referred to in, provided for or effected by the Documents (a) each of the parties to the Contractual Document will enter into the Contractual Document in good faith and for the purpose of carrying out its business, on arm’s length commercial terms, without any intention to defraud or deprive of any legal benefit any other persons (such as third parties and, in particular, creditors) or to circumvent any applicable mandatory laws, rules or regulations of any jurisdiction; (b) the entry into the Contractual Document, the exercise of any rights and the performance of any obligations under the Contractual Document are in the best corporate interests (intérêt social) of the Company; and (c) the legality, validity and binding effect of them and their enforceability against each of the parties to the Contractual Document are not affected by any matter or fact such as fraud, coercion, duress, undue influence or mistake;

4.4.	the absence of any agreements or arrangements between any of the parties to the Contractual Document which modify or supersede any of the terms of the Contractual Document;

4.5.

the existence, capacity, power and authority of each of the parties to the Contractual Document (other than the Company) to enter into the Contractual Document to which it is a party and perform its obligations under the Contractual Document;

4.6.

that the Company does not meet the criteria for the commencement of any insolvency proceedings such as administrative dissolution without liquidation (dissolution administrative sans liquidation), bankruptcy (faillite), insolvency, winding-up, liquidation, moratorium, suspension of payment (sursis de paiement), conciliation (conciliation), reorganisation procedure in the form of a mutual agreement (réorganisation par accord amiable), judicial reorganisation proceedings in the form of a mutual agreement (réorganisation judiciaire par accord amiable), a collective agreement (réorganisation judiciaire par accord collectif) or a transfer by court order (réorganisation judiciaire par transfert par décision de justice), fraudulent conveyance, general settlement with creditors, reorganisation or similar measures, orders or proceedings affecting the rights of creditors generally;

4.7.

that (a) each of the Corporate Documents is true, complete, up-to-date and has not been rescinded, supplemented or amended in any way since its respective date; (b) no other corporate document exists which would affect, qualify or have any bearing on this Opinion; and (c) each statement contained in the Corporate Documents is true and correct;

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4.8.

that (a) each resolution of the board of directors of the Company was properly adopted as reflected in the Resolutions; (b) each meeting of the board of directors of the Company was properly convened for the purpose of adopting the resolutions of the board of directors; and (c) each director has properly performed their duties;

4.9.

that each individual purporting to have signed the Documents has in fact signed the Documents and had legal capacity when they signed; each individual intended to sign the Contractual Document will in fact sign the Contractual Document and will have legal capacity when they sign;

4.10.

that the head office (administration centrale) and the place of effective management (siège de direction effective) of the Company are located at its registered office (siège statutaire) in Luxembourg; and that, for the purposes of the Insolvency Regulation, the centre of main interests (centre des intérêts principaux) of the Company is located at its registered office (siège statutaire) in Luxembourg;

4.11.

that during the search made on [date of issuance of the Opinion to be inserted] on the RESA and in the Mémorial, the information published with respect to the Company was complete, up-to-date and accurate at the time of such search and has not been modified since such search;

4.12.

that all representations and warranties set out in the Contractual Document (except to the extent that the same are representations of law that are covered by this Opinion) are true and accurate when made.

5.

This Opinion is given on the basis that it is governed by and construed in accordance with Luxembourg Law only and is subject to the exclusive jurisdiction of the courts of Luxembourg. On the basis of the assumptions set out above and subject to the qualifications set out below and to any factual matters, documents or events not disclosed to us, we are of the opinion that:

5.1.	The Company is a société anonyme incorporated before a Luxembourg notary for an unlimited duration and existing under Luxembourg Law.

5.2.

According to, and based solely on, Non-Registration Certificate, on [date preceding the date of the certificate to be inserted] none of the following judicial or administrative decisions had been recorded with the Luxembourg Trade and Companies Register with respect to the Company: (a) judgments or decisions pertaining to the commencement of bankruptcy proceedings (faillite); (b) court orders pertaining to a suspension of payment (sursis de paiement); (c) judicial decisions regarding judicial reorganisation proceedings (procédures de réorganisation judiciaire); (d) judicial decisions pronouncing its dissolution or deciding on its liquidation; (e) judicial decisions regarding the appointment of a provisional administrator (administrateur provisoire); (f) judicial decisions taken by foreign judicial authorities concerning bankruptcy, voluntary arrangements or any analogous proceedings in accordance with the Insolvency Regulation; (g) judicial decisions reclassifying administrative dissolution without liquidation (dissolution administrative sans liquidation) procedures, or (h) decisions by the manager of the Luxembourg Trade and Companies Register to open or close administrative dissolution without liquidation (dissolution administrative sans liquidation) procedures pursuant to the Administrative Dissolution Law.

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5.3.	The Company has the capacity and necessary corporate power under the Articles of Association to enter into the Contractual Document and perform its obligations under the Contractual Document.

5.4.

The Company has taken all necessary corporate action to authorise the entry into the Contractual Document and the performance of its obligations under the Contractual Document including the issuance of the contingent value rights, as appropriate.

5.5.	If signed by [***], the Contractual Document will be validly signed on behalf of the Company in accordance with the Articles of Association and the Resolutions.

5.6.

The signature on behalf of the Company of the Contractual Document and the performance of its obligations under the Contractual Document does not violate the Articles of Association or the provisions of the Company Law applicable to the Company for the purposes of such signature and performance.

6.	The opinions expressed in this Opinion are subject to the following qualifications:

6.1.

Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts in question may not be identical to the concepts described by the same English terms as they exist in the laws, rules and regulations of other jurisdictions. This Opinion may only be relied upon on the express condition that any issues of interpretation or liability arising hereunder be governed by Luxembourg Law only and be brought exclusively before a court in Luxembourg;

6.2.

the opinions set out in this Opinion are subject to all limitations by reason of national or foreign administration, accord amiable, accord collectif, bankruptcy, collective agreement, conciliation, conciliation, dissolution administrative sans liquidation, fraudulent conveyance, general settlement with creditors, faillite, insolvency, liquidation, moratorium, out-of-court mutual agreement, receivership, reorganisation, réorganisation, restructuring, stay, sursis, sursis de paiement, suspension of payment, transfer by court order, transfert par décision de justice, voluntary arrangement with creditors, winding-up or similar measures, orders or proceedings affecting the rights of creditors generally;

6.3.

each power of attorney and mandate, as well as any other agency provisions (including, but not limited to, powers of attorney and mandates expressed to be irrevocable) granted, and all appointments of agents made, by the Company, explicitly or by implication (a) would in principle terminate by law and without notice upon the bankruptcy (faillite) of, or analogous proceedings with respect to, the relevant Company and become ineffective upon the relevant Company entering suspension of payment (sursis de paiement); and (b) may be capable of being revoked by the relevant Company despite it being expressed to be irrevocable, which causes the withdrawal of all powers to act on behalf of the relevant Company, although such a revocation may give rise to liability for damages of the revoking Company for breach of contract;

6.4.

a Non-Registration Certificate does not determine conclusively whether or not the judicial or administrative decisions referred to in it have occurred. In particular, it is not possible to determine whether any petition has been filed with a court or any similar action has been taken against or on behalf of the Company with respect to the commencement of bankruptcy proceedings (faillite),

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suspension of payment (sursis de paiement), judicial reorganisation proceedings (procédures de réorganisation judiciaire), judicial decisions regarding the appointment of a provisional administrator (administrateur provisoire), judicial decisions taken by foreign judicial authorities concerning insolvency, voluntary arrangements or any similar proceedings in accordance with the Insolvency Regulation, judicial decisions reclassifying administrative dissolution without liquidation (dissolution administrative sans liquidation) procedures, or decisions by the manager of the Luxembourg Trade and Companies Register to open or close administrative dissolution without liquidation (dissolution administrative sans liquidation) procedures pursuant to the Administrative Dissolution Law. Each Non-Registration Certificate only mentions such proceedings if a judicial decision was rendered and if such judicial decision was recorded with the Luxembourg Trade and Companies Register before the date referred to in the relevant Non-Registration Certificate;

6.5.	judicial decisions made in any jurisdiction in which the Insolvency Regulation is not applicable are not subject to mandatory registration with the Luxembourg Trade and Companies Register;

6.6.

deeds (actes) or extracts of deeds (extraits d’actes) and other indications relating to the Company and which, under Luxembourg Law, must be published on the RESA (and which mainly concern acts relating to the incorporation, the formation, the functioning, the appointment of managers or directors and the liquidation of the relevant Company as well as amendments, if any, to the articles of association of the Company) will only be enforceable against third parties after they have been published on the RESA except where the Company proves that such third parties had previous knowledge of the deeds or extracts of deeds. Third parties may rely on deeds or extracts of deeds prior to their publication. For the fifteen days following the publication, the deeds or extracts of deeds will not be enforceable against third parties who prove that it was impossible for them to have had knowledge of the deeds or extracts of deeds within that time;

6.7.

there may be a lapse between the filing of a document and its actual publication on the RESA. Filings made with the Luxembourg Trade and Companies Register prior to the year 2000 are not available on its website. The results of our search on the website of the Luxembourg Trade and Companies Register are therefore limited to documents filed from the year 2000 onwards;

6.8.

the non-compliance by the Company with criminal laws, the provisions of the Commercial Code or the laws governing commercial companies including the requirement to file its annual accounts with the Luxembourg Trade and Companies Register may trigger the application of Article 1200-1 of the Companies Law according to which the District Court (Tribunal d’Arrondissement) dealing with commercial matters may, at the request of the Public Prosecutor (Procureur d’Etat), decide on the dissolution and order the liquidation of the non-complying Company;

6.9.	we express no opinion with respect to the legality, validity, binding effect, enforceability and performance of the Contractual Document, which we have not reviewed in this respect;

6.10.

if the legal effect and admissibility of an electronic signature (other than a qualified electronic signature) is challenged as evidence in legal proceedings, additional means of evidence might need to be brought to evidence that the conditions set by Article 1322-1 of the Civil Code are met.

7.

This Opinion is given on its date set out on page one. We have no obligation to update this Opinion or to inform any person of any changes in law or other matters coming to our knowledge and occurring after the date of this Opinion which may affect this Opinion in any respect.

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8.

This Opinion is addressed to you solely for your benefit and exclusively in connection with the Contractual Document and may not be relied upon by you for any other purpose. For the purpose of the opinion to be addressed to you by the law firm of Gibson, Dunn & Crutcher LLP, this opinion may be relied upon by them as if it were addressed to them. It is not to be transmitted to any other person, relied upon by any other person, verified or for any other purpose quoted or referred to in any public document or filed with any governmental, professional, public, regulatory or other agencies, authorities, bodies or other persons without our prior written consent. This Opinion is strictly limited to the matters stated in it. You may give copies to your legal advisers for the purposes of information only and on the strict understanding that we assume no responsibility whatsoever to them as a result or otherwise. Without prejudice to the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement on Form F-4 on [***] 2025, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

9.	This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in Luxembourg and registered on the list V of lawyers of the Luxembourg bar association.

10.	This Opinion may not be considered, quoted or used as a precedent for any other advice, legal opinion or memorandum given by us in the future to the Company or the Addressee.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

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APPENDIX A – DEFINITIONS

Addressee means the addressee listed in Appendix D.

Administrative Dissolution Law means the law of 28 October 2022 on the procedure for administrative dissolution without liquidation.

Articles of Association means the document listed under item 1 in Appendix B.

Company means SES, the registered office of which is at Château de Betzdorf, L-6815 Betzdorf, Grand Duchy of Luxembourg and which is registered with the Luxembourg Trade and Company Register under number B81267.

Company Law means the law of 10 August 1915 on commercial Company.

Contractual Document means the document listed in Appendix C.

Documents means the Contractual Document and the Corporate Documents.

Insolvency Regulation means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

Luxembourg Register of Beneficial Owners means the Registre des Bénéficiaires Effectifs.

Luxembourg Insolvency Register means the Registre de l’Insolvabilité de Luxembourg maintained by and available on the website of the Luxembourg Trade and Company Register.

Luxembourg Law means the laws of the Grand Duchy of Luxembourg as they stand as at (a) the date of this Opinion as such laws are currently interpreted in case law of the courts of the Grand Duchy of Luxembourg published in Luxembourg legal journals or, (b) to the extent this Opinion concerns documents signed prior to that date, the date of their signature and the date of this Opinion.

Luxembourg Trade and Company Register means the Registre de Commerce et des Sociétés de Luxembourg.

Mémorial means Mémorial C, Journal Officiel du Grand-Duché de Luxembourg, Recueil des Sociétés et Associations.

Non-Registration Certificates means the document listed under item 3 in Appendix B.

Opinion means this legal opinion including the appendices.

RESA means the Recueil électronique des sociétés et associations, the central electronic platform of the Grand Duchy of Luxembourg.

Resolutions means the document listed under item 2 in Appendix B.

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APPENDIX B – CORPORATE DOCUMENTS

1.	A scanned copy of the consolidated articles of association of the Company dated [4 April 2024].

2.	A scanned copy of the signed minutes of the meeting of the board of directors of the Company dated 29 April 2024.

3.

A certificate of non-registration of a judicial decision or administrative dissolution without liquidation (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation) dated [***] and issued in electronic form by the Luxembourg Insolvency Register in respect of the Company.

4.	An extract dated [***] and issued in electronic form by the Luxembourg Trade and Company Register in respect of the Company.

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APPENDIX C – CONTRACTUAL DOCUMENT

1.

The execution copy of the Delaware law governed contingent value rights agreement to be entered into between, inter alios, (a) Equiniti Trust Company LLC as rights agent, and (b) the Company as issuer, as provided to us by email from [***], dated [***].

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APPENDIX D – ADDRESSEE

The U.S. Securities and Exchange Comission (SEC).

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